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Exhibit 10.13

Summary of Director Compensation

        We pay our non-employee directors, who consist of all our directors other than our chief executive officer, an annual fee of $20,000 for their services as directors, plus $2,400 for each regular board meeting attended and $1,000 for each special board meeting attended, whether in person or by telephone. We pay an annual fee of $40,000 to the chair of the Audit Committee, $20,000 to the chair of the Compensation Committee, $12,000 to the chairs of the Executive Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee, and $5,000 to each non-employee director who serves as a member of any committee. We pay all non-employee directors $2,000 for each committee meeting attended, whether in person or by telephone. Our chairman also receives an annual fee of $150,000, as well as office space, support services and healthcare benefits for his services as chairman of the board. Directors who are employees do not receive separate fees for their services as directors. We also pay some of our directors consulting fees for their services as outside experts.

        Under the terms of our equity incentive plan, each director who is not employed by, and does not provide independent contractor services as a consultant or advisor to, us or our subsidiaries receives automatic restricted stock awards. We refer to these directors as our outside directors. Currently, our outside directors are Basil L. Anderson, William F. Concannon, Ronald T. Maheu, Rowland T. Moriarty, and Nancy L. Rose. Each outside director who is re-elected as one of our directors or whose term continues after our annual meeting will on the date of the annual meeting receive a restricted stock award, vesting over a period of four years in equal annual installments, valued at $75,000 based on the closing price of our common stock as of that date. Each person who is first elected an outside director will receive on the date of his or her election a restricted stock award, vesting over a period of four years in equal annual installments, in an amount to be determined by our board of directors. We expect to make similar annual grants of restricted stock to our non-employee directors who provide consulting services to us, currently Franklin M. Fisher, Steven C. Salop, and Carl Shapiro; however, these grants are not automatic under our equity incentive plan, and instead must be approved by our board on an annual basis.

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Summary of Director Compensation